UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Definitive Proxy Statement

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ELASTIC N.V.
(Name of Registrant as Specified In Its Charter)
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Elastic Announces Internet Availability of Proxy Materials for its
2026 Annual General Meeting of Shareholders

SAN FRANCISCO, August 28, 2026 -- Elastic (NYSE: ESTC) announced the internet availability of proxy materials for its 2026 Annual General Meeting of shareholders to be held on October 15, 2026, at 5:00 PM, Central European Summer Time.

The Elastic annual report on Form 10-K for the fiscal year ended April 30, 2026, and proxy statement for its 2026 Annual General Meeting of shareholders have been filed with the U.S. Securities and Exchange Commission (SEC) and may be viewed on the Elastic website at ir.elastic.co by selecting “Financials,” then “Annual Reports and Proxy Statements.” Shareholders may obtain hard copies of these proxy materials at no charge by emailing ir@elastic.co or writing to our Corporate Secretary at Keizersgracht 281, 1016 ED Amsterdam, the Netherlands.

Pursuant to the SEC Notice and Access rules, companies may satisfy their obligation to deliver proxy materials by delivering a Notice of Internet Availability of Proxy Materials (“Notice”) to shareholders, providing internet access to the proxy materials, and providing a printed set of proxy materials by mail to any shareholder who requests them. Elastic has elected to take full advantage of these rules to minimize impact on the environment and to maximize cost savings relating to the printing of the proxy materials.

Shareholders of record as of the close of business on September 17, 2026, are entitled to vote at the annual meeting. Voting instructions for internet, telephone, mail and in‑person options are provided in the proxy materials and in the Notice. Elastic expects to begin mailing the Notice promptly after the September 17, 2026 record date and to complete that mailing within five business days.

About Elastic
Elastic (NYSE: ESTC) integrates its deep expertise in search technology with artificial intelligence to help everyone transform all of their data into answers, actions, and outcomes. The Elasticsearch Platform, which is the foundation for its search, observability, and security solutions, is used by thousands of companies, including more than 50% of the Fortune 500. Learn more at elastic.co.

Elastic and associated marks are trademarks or registered trademarks of Elastic N.V. and its subsidiaries. All other company and product names may be trademarks of their respective owners.

Contacts

Elastic Investor Relations
ir@elastic.co
Elastic Corporate Communications
PR-Team@elastic.co